PRESS RELEASE

FOR IMMEDIATE RELEASE:	FOR CONFIRMATION:

Titanium Metals Corporation 5430 LBJ Freeway Suite 1700 Dallas, TX 75240	Bruce P. Inglis Vice President – Finance and Corporate Controller 303-296-5600

TIMET ANNOUNCES ORGANIZATION AND CORPORATE OFFICE CHANGES

DENVER, COLORADO . . . January 31, 2006 . . . . Titanium Metals Corporation (“TIMET” or the “Company”) (NYSE: TIE) today announced that Christian Léonhard has been named President and Chief Operating Officer for the Company globally.

Mr. Léonhard has served as President and Chief Operating Officer — Europe since October 2005 and Chief Operating Officer — Europe since 2002. Mr. Léonhard served as Executive Vice President – Global Operations of TIMET from 2000 to 2002. Mr. Léonhard joined TIMET in 1988 as General Manager of TIMET France. He was promoted to President of TIMET Savoie S.A. in 1996 and President of European Operations in 1997. All operating management that previously reported to the former Co-Presidents and Chief Operating Officers of North America and of Europe, will now report to Christian Léonhard who will be relocating to Morgantown, Pennsylvania. Bruce Inglis, Vice President – Finance and Corporate Controller will also report to Christian Léonhard.

Robert E. Musgraves, former President and Chief Operating Officer – North America will assist the Company during a transition period.

Steven L. Watson, Vice Chairman of the Board of Directors, has been appointed to the additional position of Chief Executive Officer, formerly held by Harold C. Simmons. Mr. Simmons will continue to serve as the Chairman of the Board of Directors.

TIMET also announced that during 2006 it plans to relocate and consolidate the functions currently performed in Denver, Colorado to Dallas, Texas or its operating facility in Morgantown, Pennsylvania. The Company believes it will achieve significant cost savings and organizational efficiencies through these consolidations.

TIMET is a leading worldwide producer of titanium metal products. Information on TIMET is available on its website at www.timet.com.

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